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As filed with the Securities and Exchange Commission on March 6, 2002

Registration No. 333-59142

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COX COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2112251 (I.R.S. Employer Identification No.)

1400 Lake Hearn Drive
Atlanta, Georgia 30319
(404) 843-5000
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Jimmy W. Hayes
Executive Vice President,
Finance and Administration
and
Chief Financial Officer
Cox Communications, Inc.
1400 Lake Hearn Drive
Atlanta, Georgia 30319
(404) 843-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please address a copy of all communications to:

Stuart A. Sheldon
Thomas D. Twedt
Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, NW
Washington, D.C. 20036
(202) 776-2000

Approximate date of commencement of proposed sale to the public:    This post-effective amendment deregisters those shares of the Registrant's Class A common stock held by Cox Enterprises, Inc. that were deliverable by Cox Enterprises upon exchange of its 2% Exchangeable Senior Notes due 2021.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

        On April 18, 2001, Cox Communications, Inc. a Delaware corporation, filed a registration statement on Form S-3 for the purpose of registering 7,578,799 shares of its Class A common stock deliverable by Cox Enterprises, Inc. upon exchange of 2% exchangeable senior notes due 2021 issued by Cox Enterprises. On July 16, 2001, the Securities and Exchange Commission declared that registration statement effective.

        On January 16, 2002, Cox Enterprises sent notice to the holders of its exchangeable notes that, subject to terms of the indenture governing the exchangeable notes, Cox Enterprises was obligated, at the option of the holder, to purchase the exchangeable notes held by such holder for cash at the price equal to 100% of the principal amount of the exchangeable notes plus accrued and unpaid interest to, but excluding, February 15, 2002. All of the outstanding exchangeable notes were tendered to Cox Enterprises. Cox Enterprises repurchased $454,500,000 aggregate principal amount of exchangeable notes on February 19, 2002, and the remaining $4,500,000 aggregate principal amount of exchangeable notes on February 22, 2002, for total cash consideration of $459,000,000. As a result, no Cox Enterprises exchangeable notes remain outstanding.

        Pursuant to the terms of the registration rights agreement that required Cox Communications to file the registration statement, Cox Communications is no longer required to keep the registration statement effective. As a result, this Post-Effective Amendment No. 1 to the registration statement is being filed to deregister, as of the date hereof, all 7,578,799 shares of Class A common stock.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Cox Communications, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 5, 2002.

COX COMMUNICATIONS, INC.
By:	/s/ JIMMY W. HAYES Executive Vice President, Finance and Administration and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment has been signed below by the following persons on behalf of Cox Communications, Inc. and in the capacities and on the dates indicated.

Signature	Title	Date

* James C. Kennedy	Chairman of the Board of Directors	March 5, 2002
* James O. Robbins	President and Chief Executive Officer, Director (Principal Executive Officer)	March 5, 2002
/s/ JIMMY W. HAYES Jimmy W. Hayes	Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)	March 5, 2002
/s/ WILLIAM J. FITZSIMMONS William J. Fitzsimmons	Vice President of Accounting and Financial Planning (Principle Accounting Officer)	March 5, 2002
* David E. Easterly	Director	March 5, 2002
* Robert C. O'Leary	Director	March 5, 2002
* Janet M. Clarke	Director	March 5, 2002
* Andrew J. Young	Director	March 5, 2002

*
Power of Attorney

        Jimmy W. Hayes, by signing his name hereto, does sign this document on behalf of each of the persons indicated above for whom he is attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.

/s/ JIMMY W. HAYES Jimmy W. Hayes Executive Vice President, Finance and Administration and Chief Financial Officer

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DEREGISTRATION OF SECURITIES
SIGNATURES